Exhibit 10.1
TESORO CORPORATION
2006
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE 1. General Provisions
     1.1 Establishment and Purpose.
     Tesoro Corporation hereby establishes the Tesoro Corporation Executive Deferred Compensation Plan (the “Plan”) on the terms and conditions hereinafter set forth. The Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries so as to provide benefits comparable to those not provided under the Tesoro Corporation Thrift Plan due to salary and deferral limitations imposed under the Internal Revenue Code and is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     1.2 Definitions.
     “Bonus Compensation” means, as determined in the sole discretion of the Committee, such annual bonus or other bonus Compensation paid to a Participant including executive bonus but excluding special compensation or bonuses paid because of service overseas, expense allowances and all other extraordinary compensation.
     “Beneficiary” means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article 5.
     “Board” means the Board of Directors of the Company.
     “Corporate Change in Control” means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company’s Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the Board of Directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act), other than Company or a Subsidiary thereof or any employee benefit plan sponsored by Company or a Subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13(d)(3) under the Securities Act) of securities of Company representing 35 percent or more of the combined voting power of Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of Company shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board of Directors for election by Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor code or law.
     “Committee” means the Employee Benefits Committee appointed by the Board of Directors, or such other committee designated by the Board to discharge the duties of the Committee hereunder.
     “Company” means Tesoro Corporation, a Delaware Corporation, or any successor thereto.
     “Company Matching Contribution” means the employer matching contributions contributed to the Participant’s account under the Thrift Plan for the Plan Year.
     “Compensation” shall, unless otherwise determined by the Committee, for purposes of Sections 2.1 and 2.2 of the Plan, have the meaning assigned thereto in the Thrift Plan (determined without regard to any limits imposed on Compensation by the Internal Revenue Code and amounts voluntarily deferred under the terms of this Plan to the extent necessary to carry out the terms and intent of this Plan), excluding any 401(k) deferrals under the Thrift Plan.
     “Deferral Account” means the bookkeeping account(s) established on behalf of a Participant to track the Participant’s deferred compensation benefits under Sections 2.1 through 2.4 of the Plan but shall exclude 401(k) deferrals under the Thrift Plan.
     “Deferral Election” means an election by a Participant to defer Compensation in accordance with the provisions of Section 2.1 of the Plan.
     “Deferrals” shall have the meaning ascribed thereto in Section 2.1(b) hereof.
     “Disability” means disability as determined under the Retirement Plan.
     “Disability Date” means the date on which a Participant’s employment terminates due to Disability.
     “Distribution Date” means the date on which a distribution to a Participant is to commence. Distribution Dates are determined according to each Participant’s Deferral Account elections or as otherwise provided under the terms of the Plan.
     “Distribution Option” means the form in which a payment to a Plan Participant is to be paid. Distribution Options are determined according to each Participant’s Deferral Elections for each Plan year or as otherwise provided under the terms of the Plan.

     “Earnings” shall have the meaning ascribed thereto in Section 2.3(b) of the Plan.
     “Insolvency” means, with respect to the Company: (1) an adjudication of bankruptcy; (2) the assignment for the benefit of creditors of or by the Company; (3) a material part or all of the property of the Company becomes subject to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver’s appointment; or (4) the filing by the Company of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.
     “Participant” means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan and has a balance in or election to defer to the Plan.
     “Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan Year” means the twelve-month period beginning each January 1.
     “Retirement” means a Participant’s termination of employment with the Company as a retiree as determined under the provisions of the Retirement Plan.
     “Retirement Plan” means the Tesoro Corporation Retirement Plan, as amended.
     “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
     “Supplemental Match” means the contribution allocated to the Participant’s Deferral Account pursuant to Section 2.2.
     “Thrift Plan” means the Tesoro Corporation Thrift Plan, as amended.
     “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as determined under Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     1.3 Administration.
          (a) The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
          (b) The Committee may delegate such of its powers and authority under the Plan to the Company’s officers or such other person(s) as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers or such other person(s) as it relates to those aspects of the Plan that have been delegated.
          (c) Any action taken by the Committee with respect to the rights or benefits under the Plan of any Participant shall be subject to correction by the Committee as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Committee’s or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.
          (d) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
     1.4 Eligibility and Participation.
          (a) Participation in the Plan is limited to those individuals who are eligible to participate in the Thrift plan and are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and who are within those classifications of officers and key management employees of the Company and its Subsidiaries which are nominated by the Chief Executive Officer and approved by the Compensation Committee of the Board as eligible to participate in the Plan. Those employee classifications initially selected for participation in the Plan are set forth on Exhibit 1 attached hereto. This Exhibit may be modified from time-to-time as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board to include or exclude certain employee classifications as deemed appropriate. Plan Participation shall commence as of the first day of the Plan Year or the first day of the 7th month of the Plan Year as determined by the Compensation Committee of the Board. Employees hired, promoted or reclassified to a category of officer and key management employees of the Company and/or its Subsidiaries eligible for participation shall become eligible as of the first day of the next semi-annual entry date as determined by the Compensation Committee of the Board. A newly eligible Participant shall make his or her Deferral Elections within the designated time periods as set forth in Section 2.1 hereof.

          (b) A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan. A Participant shall become an ineligible Participant when he becomes ineligible to participate based on eligibility status as determined in Section 1.4(a) of this Plan. Once a Participant is no longer eligible to actively participate in the Plan, he shall not be entitled to defer Compensation pursuant to Section 2.1 or receive an allocation of the Supplemental Match under Section 2.2.
ARTICLE 2. Supplemental Benefits
     2.1 Supplemental Deferral Elections.
          (a) Each Participant shall be eligible to elect to defer Compensation under the Plan with respect to a Plan Year in accordance with the terms of the Plan and the rules and procedures established by the Committee. Deferral Elections under the Plan are entirely voluntary and to the Plan Year for which they relate, following the end of the election period established under Section 2.1(b), are irrevocable.
          (b) A Participant may make a Deferral Election by filing a written or electronic election with the Committee or its designee directing the Company to reduce the Participant’s Compensation and/or Bonus Compensation and to credit the amount of any such reduction (the “Deferrals”) to the Deferral Account established and maintained for such Participant pursuant to Section 2.4 of the Plan. Deferral Elections hereunder shall be made in accordance with the terms of the Plan and the rules established by the Committee, and must be filed not later than December 31 of the calendar year preceding the Plan Year to which the election relates (or at such other times as may be established by the Committee). With regard to Bonus Compensation, such Deferral Elections must be made on or before June 30 of the Plan Year preceding the Plan Year in which the bonus, if any, would otherwise be paid to the Participant, all as may be required in accordance with Section 409A of the Code and the Regulations promulgated thereunder. Provided, further, that a Participant may revoke or modify such election up until the end of the election period established by the Committee under this Section 2.1(b). Notwithstanding the preceding, for the first Plan Year in which a Participant is eligible to participate in the Plan, a Participant’s initial Deferral Election may be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan and shall apply only to Compensation paid subsequent to Plan Participation, as defined in Section 1.4(a). Unless otherwise determined by the Committee, a Deferral Election must be filed each Plan Year, and will not carry over from Plan Year to Plan Year.
          (c) Deferrals shall be credited to each Participant’s Deferral Account as of such time or times determined by the Committee; provided, however, that Deferrals shall be credited to each Participant’s Deferral Account not later than thirty (30) days after the date on which such Compensation would have otherwise been paid, without regard to whether or not the Participant has reached the limit on elective Deferrals under the Thrift Plan. Deferrals shall be deemed to be invested in accordance with a Participant’s investment designations as permitted under Section 2.4(b).

          (d) Unless otherwise determined by the Committee, a Participant may elect to defer up to 50% of Compensation (exclusive of Bonus Compensation) and up to 100% of Bonus Compensation payable to the Participant.
          (e) Notwithstanding the foregoing and unless otherwise determined by the Committee, a Deferral Election shall automatically terminate on the earliest to occur of: (1) the end of the Plan Year to which the Deferral Election applies; (2) the termination of a Participant’s employment for any reason; (3) the Insolvency of the Company; (4) the Committee’s determination that the Participant is no longer eligible to participate in the Plan; or (5) the termination or discontinuance of the Plan.
          (f) Each Participant shall at all times be vested in the Deferrals portion of his Deferral Account.
     2.2 Supplemental Company Matching Awards.
          (a) With respect to each Plan Year and to the extent provided under this Section 2.2, the Company shall credit a supplemental matching contribution (“Supplemental Match”) to each eligible Participant’s Deferral Account. Provided, however, with respect to those Participants eligible to participate in the Company’s Executive Security Plan, or who, through the terms of an individual employment agreement have an entitlement to supplemental retirement benefits, in that event such Participant shall not be eligible to participate in the Supplemental Match. In the event a Participant subsequently loses eligibility to participate in the Executive Security Plan or his employment agreement is amended to eliminate supplemental retirement benefits, such Participant shall regain eligibility to share in the Supplemental Match for such portion of the Plan Year following such Participant’s loss of eligibility to participate in the Executive Security Plan or elimination of supplemental retirement benefits as set forth herein. Participants becoming eligible for participation in the Executive Security Plan, or who are granted supplemental retirement benefits through an individual employment agreement will be allowed to retain the Supplemental Match contributed up to such eligibility, subject to the normal vesting provisions in Section 2.2(d).
          (b) The amount of the Supplemental Match shall be applied only to Compensation in excess of the limitations imposed under Section 401(a)(17) of the Code and shall be in such percentage of the Participant’s Compensation in excess of the Compensation exceeding the Section 401(a)(17) limits as shall be determined by the Compensation Committee of the Board in its sole discretion from year to year.
          (c) The Supplemental Match will be allocated to the Participant’s Deferral Account and shall be deemed invested in the same manner in which the Participant’s Deferral Account is deemed to be invested under Section 2.4(b) and shall be credited to the Participant’s Deferral Account within thirty (30) days of the Deferral to which the Supplemental Match relates (recognizing that the Supplemental Match relates only to Deferrals of Compensation exceeding the statutory limits set forth in Section 2.2(b) above).

          (d) The Participant shall vest in the Supplemental Match portion of his Deferral Account upon the completion of three (3) years of service creditable under the Thrift Plan for vesting purposes.
     2.3 Change in Control.
     In the event of a Corporate Change in Control, any Supplemental Match portion of a Participant’s Deferral Account shall become fully vested. A Corporate Change in Control is not an event which triggers an automatic distribution of benefits, unless it is accompanied by one of the events and/or elections made in accordance with Article 3.
     2.4 Deferral Accounts/Earnings.
          (a) Unless otherwise determined by the Committee, the Company shall maintain on behalf of each Participant a separate Deferral Account.
          (b) The Participant’s Deferral Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under this Plan had been invested in hypothetical investments designated by the Participant from time-to-time, based on a list of hypothetical investments provided by the Committee from time-to-time (such hypothetical earnings or losses shall be referred to as “Earnings”). Provided, however, in no event shall the common stock of the Company or any Subsidiary ever constitute a hypothetical investment maintained under the Plan. The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Committee by completing the appropriate form (or electronically via the Plan’s website) or in such other manner as the Committee may designate from time-to-time. The Participant may change such designations at such times as are permitted by the Committee, provided that the Participant shall be entitled to change such designations at least quarterly. Earnings shall be credited to the Participant’s Deferral Accounts at least annually (or more frequently at the discretion of the Company). Earnings shall be credited to Deferral Accounts until all payments with respect to such account have been made under this Plan. Neither the Company nor the Committee shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant’s Deferral Account.
          (c) Each Participant shall be vested in both (i) his Earnings and (ii) the Supplemental Match portion of the Deferral Account balances in accordance with the vesting designated in Sections 2.1(f), 2.2(d) and 2.3.
ARTICLE 3. Distributions
     3.1 Distribution Dates.
     Distribution Dates for the Participant’s Deferral Account shall be established and determined in accordance with the Participant’s Deferral Account elections. Such Deferral Account elections shall be made in accordance with Section 3.2. Unless otherwise specified in the Deferral Account election, except in the event of death or Disability, distribution payments will commence on or about the first day of the seventh month following the earlier of a Participant’s Retirement or termination of employment.
     3.2 Distribution Option/Manner of Payment.
     The Distribution Option for Deferral Accounts shall be determined in accordance with such election procedures as are established by the Committee and distributions shall, at the Participant’s option, be paid in the form of a lump sum or in installments over a period of 2-to-15 years; provided, however, that the Distribution Option must be established at the time of annual deferral and must be in a form acceptable to the Committee as determined from time-to-time. Such Distribution Option may include a lump sum distribution to be paid, while actively employed by the Company (“In-service Withdrawal”), in a future year that is at least two years beyond the beginning of the Plan Year to which the distribution election relates. Notwithstanding the preceding provisions of this Section 3.2, if the Participant fails to designate a form of distribution, or if the balance in the Participant’s Deferral Account is less than $100,000, the distribution will be paid in the form of a lump sum regardless of the Participant’s Deferral Election. All payments under the Plan shall be made in cash.
     3.3 Modification of Distribution Elections.
     A Participant has the right to change any Distribution Date or Distribution Option associated with the Deferral Account previously designated by the Participant in one or more Deferral Elections pursuant to this Article 3; provided, however, that: (1) the Participant must file an election designating the new Distribution Date and Distribution Option at least one year prior to the Distribution Date previously designated; (2) the new Distribution Option may extend, but not accelerate, payments; and (3) the new election must also provide that the new Distribution Date be a minimum of five years later than the existing Distribution Date. Any such election shall be made in accordance with such rules and procedures as are established by the Committee and shall not take effect for at least twelve (12) months after the date on which such election is made.
     3.4 Termination.
     Notwithstanding the foregoing provisions, in the event a Participant’s employment terminates for any reason (other than death or Disability) prior to the Participant reaching Retirement eligibility, the Participant will receive a payment of all vested amounts credited to the Participant’s Deferral Account as elected by the Participant pursuant to Section 3.2 and subject to any modifications elected by the Participant pursuant to Section 3.3. Any unvested amount of the Supplemental Match portion the Deferral Account shall be forfeited by the Participant should he or she fail to satisfy the vesting conditions of Sections 2.2(d) or 2.3. Such forfeited amount shall revert to the Company and shall remain a general corporate asset to be used for any purpose determined by the Company.
     3.5 Death.
     The Beneficiary or Beneficiaries of a Participant shall be entitled to receive the full unpaid balance of the Participant’s Deferral Accounts to which the Participant was entitled at his death. Any unvested amounts remaining in the Participant’s Deferral Accounts shall immediately become fully vested upon the Participant’s death. The value of the Participant’s Deferral Accounts will be paid to the Participant’s Beneficiary, or the Participant’s estate if designated as the Beneficiary, in a lump sum as soon as administratively practicable following death. The Participant shall designate his Beneficiary in accordance with the provisions of Article 5.
     3.6 Disability.
     Notwithstanding the foregoing provisions, in the event of Disability, a Participant shall continue to accrue vesting service until fully vested in his Deferral Account or until his employment is terminated, after which the Participant will receive a payment of all vested amounts credited to the Participant’s Deferral Account on his Disability Date, in the manner provided in his Deferral Election, or the date(s) selected in his Deferral Election, if earlier.
     3.7 Unforeseeable Emergency.
     The Committee may, upon request of the Participant, cause to be paid to such Participant an amount equal to all or any part of the amounts credited to such Participant’s Deferral Account if the Committee determines, in its absolute discretion based on such reasonable evidence that it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency occurring with respect to the Participant. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes on the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent liquidation would not itself cause severe financial hardship). Any such distribution upon Unforeseeable Emergency shall result in the Participant being suspended for a period of six months from the distribution on account of an Unforeseeable Emergency.
ARTICLE 4. Funding
     4.1 Unsecured Obligation of Company.
          (a) Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company or the Committee, or require the Company to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
          (b) If the Company maintains a separate fund or makes specific investments, including the purchase of insurance on the life of the a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant’s Beneficiary shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part. In addition, the Company may, in its sole and absolute discretion, set aside or earmark funds in an amount, determined by the Committee, equal to the total amounts necessary to provide benefits under the Plan. The Committee may, at its discretion direct the Company to establish one or more grantor trusts to provide for the ultimate payment of the Company’s obligations under this Plan, but the trust instrument for any such trust must specifically provide that its assets are subject to the claims of the Company’s creditors. Such grantor trust may require that the Company fully fund said trust with respect to benefits accrued through the date of Change in Control following such a Change in Control.
     4.2 Cooperation of Participant.
     If the Company, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of a Participant to assist with the informal funding of its obligations under this Plan, the Participant shall assist the Company, from time-to-time, promptly upon the request of the Company, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefore. The Company shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance policy purchased in connection with this Plan unless otherwise expressly agreed.
ARTICLE 5. Beneficiaries
     5.1 Beneficiary Designations.
     A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Committee) signed by the Participant and filed with the Committee prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the unpaid value of the Participant‘s Deferral Accounts to which the Participant was entitled at his death shall be distributed to the Participant’s estate. A Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single deferred compensation benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provides to the contrary.
     5.2 Change in Beneficiary.
     A Participant may, at any time and from time-to-time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made only by an instrument (in form acceptable to the Committee) signed by the Participant, and any change shall be effective only if received by the Committee prior to the death of the Participant.

ARTICLE 6. Claims Procedures
     6.1 Claims for Benefits.
     The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant with the first 90-day period), either allow or deny the claim in writing.
     A denial of a claim by the Committee, wholly or partially, shall be written in a manner intended to be understood by the claimant and shall include:
          (a) the specific reasons for the denial;
          (b) specific reference to pertinent Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     6.2 Appeal Provisions.
     A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.
     The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner intended to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.
ARTICLE 7. Miscellaneous
     7.1 Withholding.
     The Company shall be required to withhold from any distribution payable under the Plan an amount sufficient to satisfy all federal, state and local tax withholding requirements.
     7.2 No Guarantee of Employment.
     Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company’s compensation structure whether now or hereinafter existing.
     7.3 Payment to Guardian.
     If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
     7.4 Assignment.
     No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
     7.5 Severability.
     If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

     7.6 Amendment and Termination.
     The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan. Any such amendment or termination of the Plan shall be at the direction of the Compensation Committee of the Board.
     7.7 Exculpation and Indemnification.
     The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.
     7.8 Confidentiality.
     In further consideration of the benefits available to each Participant under this Plan, each Participant shall agree that, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, all terms and provisions of this Plan, and any agreement between the Company and the Participant entered into pursuant this Plan, are and shall forever remain confidential until the death of Participant; and the Participant shall not reveal the terms and conditions contained in this Plan or any such agreement at any time to any person or entity, other than his respective financial and professional advisors unless required to do so by a court of competent jurisdiction or as otherwise may be required by law.
     7.9 Leave of Absence.
     The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period not to exceed one year. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be in the employ of the Company for purposes of this Plan.
     7.10 Gender and Number.
     For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

     7.11 Governing Law.
     Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law provisions.
     7.12 Effective Date.
     Executed this 2nd day of November, 2006, to be effective January 1, 2007 or as soon thereafter that the Plan can be established for the receipt of elective Deferrals by the Participants and Supplemental Match by the Company.

TESORO CORPORATION
By:	/s/ Susan A. Lerette
	Name:	Susan A. Lerette
	Title:	Vice President, Human Resources

TESORO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Exhibit 1
Effective as of November 15, 2006, the following are the classifications of officers and key management employees of the Company eligible to participate in the Tesoro Corporation Executive Deferred Compensation Plan:
Employees eligible for the Tesoro Corporation Thrift Plan classified as being included in salary grades 43 and above with a base salary of $170,000 per year or more.